Exhibit 10.1

VAALCO Energy, Inc.

9800 Richmond Ave., Suite 700

Houston, Texas 77042

Tel: (713) 623-0801

George Maxwell

Aberdeen

United Kingdom

BY EMAIL:  gmaxwell@vaalco.com

January 21, 2022

Dear George,

Proposed changes to your Executive Employment Agreement

Vaalco Energy Inc (“the Company”) is proposing to make certain changes to your terms of employment.  The purpose of these changes is to provide greater financial incentives to grow the Company and increase share price.

I have set out below the proposed changes to your Executive Employment Agreement, which was dated 9 April 2021 and effective as of 19 April 2021 (the Contract):

•

At Paragraph 3.2 “Annual Bonuses” the reference in that clause to the amount of the “Incentive Target Percentage” shall be amended from “fifty per cent (50%)” [of the Executives annual Base Salary] instead to “one hundred per cent (100%)”.

•	At Paragraph 3.3 “Equity Awards after the Effective Date” the final sentence of the clause (only) shall be deleted and shall be replaced by the following:

The annual long-term incentive award shall be up to one hundred (100%) of Executive’s Base Salary.

The remaining terms of your Contract shall be otherwise unaffected by this change.

Kindly confirm your agreement to and acceptance of this variation by signing and returning the attached copy of this letter to Michael G. Silver, General Counsel, by January 31, 2022. The change shall be immediately effective from the date of your signature. You should then keep your signed copy of this letter safe together with your Contract, which shall be amended by this letter.

If you have any questions, please contact me.

Yours sincerely,

/s/    Andrew L. Fawthrop

Andrew L. Fawthrop - Chairman of the Compensation Committee

For and on behalf of VAALCO ENERGY INC

I agree that my Contract shall be varied by the revised terms set out in this letter with immediate effect.

Signed  /s/   George Maxwell

GEORGE MAXWELL

Date:  January 27, 2022